EXHIBIT 99.1

Jameson Inns, Inc.	PRESS RELEASE

8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346 (770) 901-9020 FAX (770) 901-9550

FOR IMMEDIATE RELEASE

April 30, 2003

Contact:	Craig R. Kitchin
President and Chief Financial Officer
(770) 901-9020
ckitchin@jamesoninns.com

Jameson Inns, Inc. Reports First Quarter and 2003 Financial Results

ATLANTA—Jameson Inns, Inc. (NASDAQ:JAMS), a hotel real estate investment trust (REIT), and owner of Jameson Inn and Signature Inn hotels, today announced financial results for the quarter ended March 31, 2003.

For first quarter, 2003 funds from operations (FFO) was $2,442,000 or $0.21 per diluted share of common stock representing a 1.0% increase over FFO of $2,419,000 or $0.21 per diluted share of common stock, for the same quarter in 2002. The Company believes this supplemental “non-GAAP” measure of operating performance is meaningful but should not be considered an alternative to accounting principles generally accepted in the United States. Net loss before dividends to preferred shareholders improved from a net loss of ($1,086,000) for first quarter 2002 to a net loss of ($615,000) for first quarter 2003. The Company reported a net loss attributable to common stockholders of ($2,282,000) or ($0.21) per share of common stock for first quarter 2003 versus a net loss of ($2,754,000), or ($.25) per share of common for first quarter 2002.

Combined revenue per available room (REVPAR), another supplemental non-GAAP measure used by management, for all of the Company’s Inns was $26.47 for first quarter 2003, up $.26 or 1.0%, from first quarter 2002 due to an increase in occupancy from 44.7% to 45.1%. REVPAR for the Jameson Inn brand increased 3.0% to $29.47 for first quarter 2003 compared to $28.69 for first quarter 2002, resulting from a 1.2% increase in average daily rate and an increase in occupancy to 50.5% from 49.8%. REVPAR for the Signature Inn brand decreased 5% to $20.89 for first quarter 2003 compared to $21.82 for first quarter 2002, due to a decline in occupancy to 35.0% from 35.6%, and a 3.0% decrease in average daily rate.

Lease revenues earned from Kitchin Hospitality, LLC, the company that leases and operates the Inns, increased $113,000 for the quarter compared to the same quarter in 2002. Lease revenues earned from the Jameson Inns increased $191,000 due primarily to an increase in REVPAR compared to the same period in 2002. Lease revenues earned from the Signature Inns, consisting of only base rent for both periods, decreased $78,000 in the first quarter of 2003 versus first quarter of 2002 due to a decrease of 12,476 room nights available in 2003 as compared to 2002 as a result of the sales of one Signature Inn during 2003 and one Signature Inn during first quarter 2002. Lease revenue earned from billboards was flat in first quarter 2003 compared to first quarter 2002.

“Given the continuing difficult operating environment, we are pleased to be able to announce an increase in occupancy and Revpar for the quarter. The hotel industry in general is still experiencing occupancy and Revpar declines”, said Mr. Tom Kitchin, CEO.

Long-term Debt

At March 31, 2003, the Company had total indebtedness of $219.7 million compared to $222.8 million at December 31, 2002, a reduction in debt of $3.1 million. The Company made scheduled long-term debt payments of $2.5 million and further reduced debt by $2.3 million by retiring debt secured by an Inn that was sold during first quarter 2003. Additionally, during the quarter the Company borrowed a total of $1.7 million under its line of credit and the remaining availability of its expansion construction loan. Approximately $187.1 million of our outstanding debt is adjustable rate debt with scheduled interest rate adjustments during 2003 following the prime rate or one-year Treasury Index as follows:

Adjustment Date	Amount (in millions)	Weighted Average Interest Rate at Adjustment Date
January 2003	$28.9	5.2%
February 2003	17.8	5.2%
March 2003	4.9	4.5%
April 2003	38.2	4.6%
May 2003	3.4	4.2%
July 2003	48.2	5.6%
September 2003	4.4	7.5%
October 2003	17.8	5.4%
Adjusts Daily	23.5	2.8%

Total	$187.1

During first quarter 2003, the weighted average interest rate on all debt was 5.5% compared to 6.7% during the same quarter in 2002, a reduction of 120 basis points. The Company anticipates full year 2003 required principal repayments of approximately $10.1 million.

Properties

During first quarter 2003, the Company completed the expansion of one existing Jameson Inn (20 additional rooms) and sold one Signature Inn (125 rooms).

In addition, the Company invested approximately $900,000 into refurbishing projects and product upgrades on existing hotels during first quarter 2003. The Company is currently anticipating full year 2003 capital expenditures of approximately $4.4 million.

On March 31, 2003, the Company owned 96 Jameson Inns and 24 Signature Inns, compared to 96 Jameson Inns and 25 Signature Inns at December 31, 2002. Our 120 operating properties are currently located in the following fourteen states:

	Jameson Inns		Signature Inns		Combined Brands
State	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Rooms %
Alabama	18	955	—	—	18	955	11.7%
Florida	6	390	—	—	6	390	4.8%
Georgia	25	1,351	—	—	25	1,351	16.5%
Illinois	—	—	3	372	3	372	4.5%
Indiana	—	—	14	1,594	14	1,594	19.5%
Iowa	—	—	1	119	1	119	1.5%
Kentucky	1	67	2	238	3	305	3.7%
Louisiana	3	213	—	—	3	213	2.6%
Mississippi	6	351	—	—	6	351	4.3%
N. Carolina	14	675	—	—	14	675	8.3%
Ohio	—	—	3	380	3	380	4.6%
S. Carolina	10	569	—	—	10	569	7.0%
Tennessee	11	656	1	124	12	780	9.5%
Virginia	2	122	—	—	2	122	1.5%

Total	96	5,349	24	2,827	120	8,176	100.0%

Funds from Operations (FFO)

We believe FFO to be a meaningful measure of operating performance because this measure negates the effects of depreciation and the one-time effects of disposals. However, it should not be considered an alternative to accounting principles generally accepted in the United States. We calculate FFO for all periods consistent with the National Association of Real Estate Investment Trusts, Inc. definition from their White Paper issued in April 2002. FFO has been calculated as net income attributable to common stockholders before depreciation expense, gains or losses on disposal of depreciable real estate assets, and impairment losses of real estate assets. However, FFO as presented in this table may not be comparable to similarly titled measures presented by other companies. The following table illustrates our calculation of funds from operations for the three months ended March 31, 2003 and 2002.

	Three Months Ended March 31,
	2003	2002
	(dollars in thousands)
Net loss available to common stockholders	($2,282)	($2,754)
Depreciation expense	4,727	5,118
(Gain) loss on disposal of operating property and equipment	(3)	55

Funds from operations (FFO)	$2,442	$2,419

FFO Guidance

FFO per diluted share of common stock for the full year of 2003 is anticipated to be within the range of $1.15 to $1.25.

“We are reaffirming our guidance for 2003, based upon modest REVPAR growth throughout the year, continuous low interest rates and no additional major military conflicts or terrorist acts”, said Mr. Craig Kitchin, President and CFO.

Dividends

On March 24, 2003, the Company announced a quarterly dividend of $0.5781 per share for Series A Preferred Stock and $0.425 per share for Series S Preferred Stock. These dividends were paid on April 21, 2003 to shareholders of record on March 31, 2003.

On April 24, 2003, the Company announced a quarterly dividend of $0.05 per common share. The dividend is payable on May 20, 2003, to shareholders of record on May 5, 2003.

The Company’s future decisions to pay its common dividend will be determined each quarter based upon the operating results of that quarter, current economic conditions, and other recent operating trends. The current quarterly dividend rate is $.05 per common share.

Earnings Conference Call

The Company will hold a first quarter earnings conference call at 10:00 am eastern standard time today, April 30, 2003. You may listen to a simultaneous webcast of the conference call by accessing the Investor Relations section of the Company’s website. To listen to the call, dial 1-973-935-2100 and ask for the Jameson Inns, Inc. first quarter earnings conference call hosted by Mr. Tom Kitchin. A replay of the conference call will be archived on our website until May 30th and by telephone until May 6th by calling 1-973-341-3080 and requesting call number 3876769.

Jameson Inns, Inc. is a REIT that owns the Jameson Inn and Signature Inn limited service hotel properties. For more information about Jameson Inns, Inc., visit the Company’s website at www.jamesoninns.com.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Statements of Operations Data	Three Months Ended March 31,
	2003	2002
Lease Revenue	$9,808,772	$9,695,143
Property and Other Taxes	1,186,978	792,843
Insurance	488,751	318,489
Depreciation	4,727,479	5,046,830
General and Administrative Expenses	701,113	540,440
Early extinguishment of debt	106,386	11,934
Interest Expense, Net	3,298,981	4,082,932
Other Income	8,148	8,148

Loss Before Discontinued Operations and Gain (Loss) on Sale of Assets	(692,768)	(1,090,177)
Loss on Disposal of Real Estate	—	(54,752)
Gain on Sale of Land	35,921	—

Loss From Continuing Operations	(656,847)	(1,144,929)
Income from Discontinued Operations	38,206	58,603
Gain on Sale of Discontinued Operations	3,411	—

Net Loss	(615,230)	(1,086,326)

Less Preferred Stock Dividends	1,667,190	1,667,190

Net Loss Attributable to Common Shareholders	$(2,282,420)	$(2,753,516)

Per common share (basic and diluted):
Loss before discontinued operations (net of preferred dividends)	$(0.21)	$(0.25)
Income from discontinued operations	—	—

Net loss attributable to common stockholders	$(0.21)	$(0.25)

Weighted Average Shares:
Basic	11,273,831	11,233,073
Diluted	11,647,931	11,770,965

Funds From Operations (FFO)	$2,442,000	$2,419,060
FFO Per Common Share—Diluted	$0.21	$0.21

Selected Balance Sheets Data	March 31, 2003	December 31, 2002
Property and Equipment, Net	$309,178,439	$315,182,881
Cash	1,801,077	3,832,477
Restricted Cash	1,595,278	1,449,825
Receivable from Affiliate	3,377,234	1,489,814
Other Assets, Net	4,449,735	4,552,450
Total Assets	320,401,764	326,507,447
Mortgage Notes Payable	219,671,768	222,820,439
Other Liabilities	2,926,925	3,151,329
Preferred Stock Dividends Payable	1,667,597	1,667,197
Total Shareholders’ Equity	$96,135,473	$98,868,482

Selected Hotel Statistics	Three Months Ended
	March 31, 2003	March 31, 2002
Jameson Inns
All Inns:
Occupancy Rate	50.5%	49.8%
Average Daily Rate	$58.36	$57.66
REVPAR	$29.47	$28.69

Signature Inns
All Inns:
Occupancy Rate	35.0%	35.6%
Average Daily Rate	$59.65	$61.29
REVPAR	$20.89	$21.82

Combined Brands
All Inns:
Occupancy Rate	45.1%	44.7%
Average Daily Rate	$58.71	$58.71
REVPAR	$26.47	$26.21

“All Inns” refers to our Inns, which were operating at anytime during each period, including sold hotels up to the date of sale.